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                                                                     EXHIBIT 6.3

        6.3     ASSIGNMENT OF PATENT AND TECHNOLOGY - VLADIMIR SEREBRENNIKOV

                                                                   Palo Alto, CA

                                                                             USA

June 1, 1998

                AGREEMENT ON ASSIGNMENT OF PATENT AND TECHNOLOGY

        IN CONSIDERATION OF RECEIVING 219,375 COMMON STOCK SHARES ISSUED ON FEBRUARY 26, 1998 and other good and valuable consideration, the receipt of which is hereby acknowledged, I hereby assign to HYPERBARIC SYSTEMS, a California corporation, whose address is 1127 Harker Avenue, Palo Alto, California 94301, its attorneys, successors, legal representatives and assigns, and to the extent permitted under Russian Law, the entire worldwide right, title and interest in and to my invention of technology for preserving and transporting biologic and non-biologic material including but not limited to platelets (a blood component), red blood cells, heart valves, tissue and organs and in and to all of the discoveries, concepts and ideas whether patentable or not, as products, techniques, processes, methods, designs, product ideas or designs, formulas, drawings, data and improvements thereof and know-how related thereto ("Technology"), and in and to any continuation, continuation-in-part, divisional and substitution application related thereto, and in and to any application for said Technology which may be filed in any other country, and in and to any Letters Patent that may be granted upon such applications, and any reissue or extension thereof, and all rights under the International Convention for the protection of Intellectual Property or any other treaty.

        I hereby agree upon the request of HYPERBARIC SYSTEMS, its successors, legal representatives and assigns, as deemed by it as necessary or expedient, and at no expense to myself to do the following in connection with any rights above assigned:

                1. Execute any additional or supplementary assignment or assignments, to take all rightful oaths, and to execute any and all of the aforesaid applications for said Technology and any and all documents that shall be required to be executed in connection therewith, including without limitation the prosecution thereof, and to vest title in said applications and Letters Patent in HYPERBARIC SYSTEMS, its successors, legal representatives and assigns.

                2. In the event any of the aforesaid applications or Letters Patent issued thereon (or any reissue of application for reissue thereof) becomes involved in interference, to cooperate to the best of my ability in the matters of preparing and executing the preliminary statement and giving and producing evidence in support thereof; and

                3. To perform any and all lawful affirmative acts to obtain said Letters Patent and vest all rights therein in HYPERBARIC SYSTEMS, its successors, legal representatives and assigns, as fully and entirely as the same would have been held and enjoyed by me if this Assignment had not been made.



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        This document is executed in 2 originals, in English (one original for each party). Both originals shall have equal validity and force.


SIGNED:

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HARRY MASUDA, PRESIDENT                 VLADIMIR SEREBRENNIKOV
HYPERBARIC SYSTEMS                      Academgorodok 1a, Apt. 53
1127 Harker Avenue                      Krasnoyarsk, Russia 660036